Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them of TPI Composites, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th day of February, 2017.

ANGELENO INVESTORS II, L.P.
By: Angeleno Group Management II, LLC, its general partner
By: Angeleno Group, LLC, its managing member

By:	/s/ Yaniv Tepper
Name:	Yaniv Tepper
Title:	Member

ANGELENO GROUP MANAGEMENT II, LLC
By: Angeleno Group, LLC, its managing member

By:	/s/ Yaniv Tepper
Name:	Yaniv Tepper
Title:	Member

ANGELENO GROUP, LLC

By:	/s/ Yaniv Tepper
Name:	Yaniv Tepper
Title:	Member